EXHIBIT 3.194

ARTICLES OF INCORPORATION

OF

SUN COAL COMPANY, INC.

We, the undersigned natural persons of the age of twenty-one years or more, acting as incorporators of a corporation under the Colorado Corporation Act, adopt the following Articles of Incorporation for such corporation:

ARTICLE I

The corporate name of said corporation herein is SUN COAL COMPANY, INC.

ARTICLE II

Said corporation shall have perpetual existence.

ARTICLE III

The nature of the business, objects or purposes to be transacted, promoted or carried on by the corporation are:

1. To carry on the business of coal and hard rock mining, exploration, prospecting, refining, and marketing of all kinds and types of fossil fuels, ores and minerals; and to engage in the business of acquiring, developing, improving, subdividing and selling real estate and improvements.

2. To acquire, by purchase, exchange, or otherwise, all or any part of, or any interest in, the properties, assets, business and goodwill of any one or more persons, firms, associations, or corporations heretofore or hereafter engaged in any business for which a corporation may now or hereafter be organized under the laws of this state; to pay for the same in cash, property, or its own or other securities; to hold, operate, reorganize, liquidate, sell, or in any manner dispose of the whole or any part thereof; and in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of such persons, firms, associations, or corporation, and to conduct the whole or any part of any business thus acquired.

3. To such extent as a corporation organized under the laws of the State of Colorado may now or hereafter lawfully do, either as principal or agent and either alone or in connection with other corporation, firms, or individuals, all and everything necessary, suitable, convenient, or proper for, or in connection with, or incident to, the accomplishment of any of the purposes of the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of this corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do or to exercise under the laws of the State of Colorado or under any act amendatory thereof, supplemental thereto, or substituted therefor.

ARTICLE IV

The amount of the capital stock of said corporation shall be 150,000 shares of common stock, without par value.

ARTICLE V

Cumulative voting shall not be allowed in the election of directors.

ARTICLE VI

The address of the initial registered office of the corporation is Suite 300, 1200 Lincoln Street, Denver, Colorado 80203, and the name of its initial registered agent at such address is A. H. Tietze.

ARTICLE VII

The address of the place of business of the corporation is Oak Creek, Colorado.

ARTICLE VIII

The affairs and management of the corporation are to be under the control of a board of directors of not less than three members, nor more than seven, as specified by the bylaws of the corporation, and the following are hereby selected to act as said directors and to manage the affairs of said corporation for the first year of its existence or until their successors are elected and qualified:

A. H. Tietze 3068 So. Patton Court Denver, Colorado 80236	Michael W. Rash 1035 Sherman Street Denver, Colorado 80203

Nancy Oburn 5600 Clay Street Denver, Colorado 80221

ARTICLE IX

The board of directors of the corporation shall have power to make, alter, amend and repeal such prudential bylaws, not inconsistent with the laws of the State of Colorado and this Certificate of Incorporation, as they may deem proper for the management of the affairs of the corporation, Stockholders’ meetings and those of the board of directors may be held outside of the State of Colorado.

ARTICLE X

The name and address of each incorporator is:

  A. H. Tietze

  3068 So. Patton Court

  Denver, Colorado 80236

  Michael W. Rash

  1035 Sherman Street

  Denver, Colorado 80203

  Nancy Oburn

  5600 Clay Street

  Denver, Colorado 80221

IN WITNESS WHEREOF, we have hereunto subscribed our names this 1st day of August, 1974.

/s/ A. H. Tietze
A. H. Tietze

/s/ Michael W. Rash
Michael W. Rash

/s/ Nancy Oburn
Nancy Oburn